Exhibit 99.3
NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$71,585	$53,583
Short-term investments	15,076	37,493
Accounts receivable, net of allowance for doubtful accounts of $377 and $583, respectively	6,830	13,953
Prepaid expenses and other current assets	4,568	3,839

Total current assets	98,059	108,868
Equipment, net	3,848	4,059
Long-term note receivable	—	5,005
Intangible assets, net	374	580
Restricted cash	11,398	11,109
Deferred income taxes	390	398
Other assets	221	238

Total assets	$114,290	$130,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,382	$1,328
Accrued liabilities	6,902	8,067
Merger expenses payable	2,301	—
Restructuring reserve	10,322	10,203
Current deferred revenue	5,904	8,157

Total current liabilities	26,811	27,755
Long-term deferred revenue	457	544
Long-term restructuring reserve	47,774	52,705
Other long-term liabilities	38	37

Total liabilities	75,080	81,041

Commitments and contingencies (Note 11)

Stockholders’ equity:
Common stock—$0.001 par value; 250,000,000 shares authorized; 36,696,833 and 36,077,623 shares issued and outstanding, respectively	37	36
Additional paid-in capital	333,892	332,521
Accumulated other comprehensive income	875	1,035
Accumulated deficit	(295,594)	(284,376)

Total stockholders’ equity	39,210	49,216

Total liabilities and stockholders’ equity	$114,290	$130,257

The accompanying notes are an integral part of these financial statements.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
License	$4,541	$7,169	$8,704	$12,672
Service	2,605	3,412	6,239	6,974
Maintenance	4,111	3,812	8,115	7,449

Total revenue	11,257	14,393	23,058	27,095

Cost of revenue:
License	107	140	195	228
Service	3,263	2,254	6,381	4,851
Maintenance	619	683	1,271	1,391

Total cost of revenue	3,989	3,077	7,847	6,470

Gross profit	7,268	11,316	15,211	20,625

Operating expenses:
Sales and marketing	6,796	7,331	13,738	13,520
Research and development	3,006	3,562	6,198	7,732
General and administrative	2,264	2,345	5,415	4,274
Merger expenses	2,602	—	2,602	—
Restructuring credits	(47)	—	(98)	(41)

Total operating expenses	14,621	13,238	27,855	25,485

Loss from operations	(7,353)	(1,922)	(12,644)	(4,860)
Interest and other income, net	623	306	1,210	540

Loss before income tax benefit	(6,730)	(1,616)	(11,434)	(4,320)
Income tax benefit	(63)	(20)	(216)	(117)

Net loss	$(6,667)	$(1,596)	$(11,218)	$(4,203)

Basic and diluted net loss per share	$(0.18)	$(0.05)	$(0.31)	$(0.12)

Shares used to compute basic and diluted net loss per share	36,435	35,386	36,278	35,226

The accompanying notes are an integral part of these financial statements.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2005	2004
Cash Flows from Operating Activities:
Net loss	$(11,218)	$(4,203)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	1,491	1,523
Loss on asset disposals	103	—
Non-cash stock-based compensation	—	73
Reduction in the allowance for doubtful accounts	(206)	(225)
Deferred income taxes	8	—
Changes in operating assets and liabilities:
Accounts receivable	7,328	2,793
Prepaid expenses, other current assets and other assets	(708)	25
Accounts payable	(282)	321
Accrued liabilities, and other current and long-term liabilities	(1,164)	574
Merger expenses payable	2,301	—
Restructuring reserve	(4,812)	(3,971)
Deferred revenue	(2,341)	(1,388)

Net cash used for operating activities	(9,500)	(4,478)

Cash Flows from Investing Activities:
Purchases of investments	(6,476)	(34,259)
Maturities of investments	28,929	56,151
Proceeds from repayment of long-term note receivable	5,000	—
Purchases of equipment	(788)	(1,952)
Increase in restricted cash	(290)	(23)

Net cash provided by investing activities	26,375	19,917

Cash Flows from Financing Activities:
Proceeds from exercise of stock options	674	382
Proceeds from employee stock purchase plan	700	852

Net cash provided by financing activities	1,374	1,234

Effect of exchange rate changes on cash and cash equivalents	(247)	(149)

Net increase in cash and cash equivalents	18,002	16,524
Cash and cash equivalents, beginning of period	53,583	40,206

Cash and cash equivalents, end of period	$71,585	$56,730

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$—	$2
Income taxes	$51	$190
Supplemental disclosure of non-cash transactions:
Financing of equipment purchases at period end	$337	$—
Unrealized gain (loss) on available-for-sale securities	$35	$(82)
The accompanying notes are an integral part of these financial statements.

NUANCE COMMUNICATIONS, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
NOTE 1: ORGANIZATION AND OPERATIONS
Nuance Communications, Inc. (together with its subsidiaries, the “Company” or “Nuance”) was incorporated in July 1994 in the state of California, and subsequently reincorporated in March 2000 in the state of Delaware, to develop, market and support software that enables enterprises and telecommunications carriers to automate the delivery of information and services over the telephone. The Company’s software product lines consist of software servers that run on industry-standard hardware and perform speech recognition, natural language understanding and voice authentication. The Company sells its products through a combination of third-party resellers, original equipment manufacturers (“OEM”) and system integrators and directly to end-users.
On May 9, 2005, the Company and ScanSoft, Inc. (“ScanSoft”) announced that the two companies had entered into a definitive agreement to merge (the “Merger”). Under the terms of the Merger Agreement, which has been unanimously approved by both boards of directors, at the completion of the Merger each outstanding share of Nuance common stock will be converted into a combination of $2.20 in cash and 0.77 of a share of ScanSoft common stock. In addition, at the closing of the Merger, ScanSoft will assume all of the Company’s outstanding stock options with an exercise price below $10.01 per share. All of the Company’s other outstanding stock options will be cancelled. Completion of the Merger is subject to customary closing conditions, including receipt of required approvals from the stockholders of the Company and ScanSoft and receipt of required regulatory approvals. The Merger, which is expected to close in the third calendar quarter of 2005, may not be completed if any of the conditions are not satisfied.
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
Basis of Presentation. The Company has prepared the accompanying financial data for the three and six months ended June 30, 2005 and 2004 pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or omitted pursuant to such rules and regulations. The following discussion should be read in conjunction with our 2004 Annual Report on Form 10-K.
Use of Estimates. The preparation of the condensed consolidated financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Such estimates include, but are not limited to; allowance for doubtful accounts, restructuring reserve, income taxes, contingencies and percentage of completion estimates of certain revenue contracts. Actual results could differ from those estimates.
Certain Significant Risks and Uncertainties. The Company operates in a dynamic and highly competitive industry and believes that any of the following potential factors could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: the volatility of, and rapid change in, the speech software industry; potential competition, including competition from larger, more established companies with newer, better, or less expensive products or services; the Company’s dependence on key employees for technology and support; the Company’s failure to adopt, or develop products based on, new industry standards; changes in the overall demand by customers and consumers for speech software products generally, and for the Company’s products in particular; changes in, or the loss of, certain strategic relationships (particularly reseller relationships); the loss of a significant customer(s) or order(s); litigation or claims against the Company related to intellectual property, products, regulatory obligations or other matters; the Company’s inability to protect its proprietary intellectual property rights; adverse changes in domestic and international economic and/or political conditions or regulations; the Company’s inability to attract and retain employees necessary to support growth; liability with respect to the Company’s software and related claims if such software is defective or otherwise does not function as intended; a lengthy sales cycle which could result in the delay or loss of potential sales orders; seasonal variations in the Company’s sales due to patterns in the budgeting and purchasing cycles of our customers; the Company’s inability to manage its operations and resources in accordance with market conditions; the need for an increase in the Company’s restructuring reserve for the Pacific Shores facility; the failure to realize anticipated benefits from any potential acquisition of companies, products, or technologies; the Company’s inability to collect amounts owed to it by its customers; and the Company’s inability to develop localized versions of its products to meet international demand.
In the opinion of management, the accompanying condensed consolidated financial statements contain all normal and recurring adjustments necessary to present fairly our condensed consolidated financial position as of June 30, 2005 and December 31, 2004, condensed consolidated results of operations for the three and six months ended June 30, 2005 and 2004, and cash flow activities for the six months ended June 30, 2005 and 2004.

The preparation of financial statements in accordance with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in our condensed consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management’s best knowledge of current events and actions that may impact the company in the future, actual results may be different from the estimates. Our critical accounting policies are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management. Those policies are revenue recognition, valuation allowance for doubtful accounts, valuation of long-lived assets, restructuring and asset impairment charges and accounting for income taxes.
Reclassification. Non-cash stock-based compensation of $73,000 in 2004 has been combined with “Research and development” expense in the condensed consolidated statements of operations to conform to the 2005 presentation.
NOTE 3: RECENT ACCOUNTING PRONOUNCEMENTS
In December 2004, the FASB issued SFAS No. 123 (Revised 2004) “Share-Based Payment” (“SFAS 123R”). SFAS 123R addresses all forms of share-based payment (“SBP”) awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS 123R will require the Company to expense SBP awards with compensation cost for SBP transactions measured at fair value. SFAS 123R requires the Company to adopt the new accounting provisions effective for the Company’s first quarter of fiscal 2006. The Company has not yet quantified the effects of the adoption of SFAS 123R, but the Company expects that the new standard may result in significant stock-based compensation expense. The pro forma effects on net income and earnings per share if the fair value recognition provisions of the original SFAS 123, which differs from the effect of SFAS 123R, had been applied to stock compensation awards (rather than applying the intrinsic value measurement provisions of Opinion 25) are disclosed in Note 4 of the condensed consolidated financial statements.
In December 2004, the FASB issued FASB Staff Position No. FAS 109-2 (“FAS 109-2”), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creations Act (“AJCA”) of 2004.” The AJCA introduces a limited time 85% dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision), provided certain criteria are met. FAS 109-2 provides accounting and disclosure guidance for the repatriation provision. Although FAS 109-2 is effective immediately, the Company does not expect to be able to complete its evaluation of the repatriation provision until after Congress or the Treasury Department provides additional clarifying language on key elements of the provision.
In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections.” SFAS 154 amends APB 20, concerning the accounting for changes in accounting principles, requiring retrospective application to prior periods’ financial statements of changes in an accounting principle, unless it is impracticable to do so. SFAS 154 is effective for fiscal years beginning after December 15, 2005. The Company will adopt SFAS 154 in fiscal year 2006 but does not expect it to have a significant effect on the Company’s financial statements.
In March 2005, the SEC issued Staff Accounting Bulletin (SAB) No. 107 “Share-Based Payment”. SAB 107 provides guidance related to share-based payment transactions with nonemployees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of Statement 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of Statement 123R, the modification of employee share options prior to adoption of Statement 123R and disclosures in Management’s Discussion and Analysis (“MD&A”) subsequent to adoption of Statement 123R. The provision of SAB 107, as appropriate, will be adopted upon implementation of FAS 123R in fiscal year 2006.
NOTE 4: STOCK-BASED COMPENSATION
The Company accounts for stock-based awards to employees and directors using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees.” Under the intrinsic value method, the Company records compensation expense related to stock options in the consolidated statement of operations when the exercise price of its employee stock-based award is less than the market price of the underlying stock on the date of the grant. Pro forma net loss and net loss per share information, as required by SFAS No. 123,” Accounting for Stock-Based Compensation,” has been determined as if the Company had accounted for all employee stock options granted, including shares issuable to employees under the Employee Stock Purchase Plan, under SFAS No. 123’s fair value method. The Company amortizes the fair value of stock options on a straight-line basis over the required periods.
The pro forma effect of recognizing compensation expense in accordance with SFAS No. 123 is as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net loss, as reported	$(6,667)	$(1,596)	$(11,218)	$(4,203)
Add: Stock-based employee compensation expense in net loss	—	—	—	73
Less: Total stock-based employee compensation expense under fair value method for all awards	(3,723)	(7,086)	(8,048)	(15,307)

Pro forma net loss	$(10,390)	$(8,682)	$(19,266)	$(19,437)

Basic and diluted net loss per share — as reported	$(0.18)	$(0.05)	$(0.31)	$(0.12)

Basic and diluted net loss per share — pro forma	$(0.29)	$(0.25)	$(0.53)	$(0.55)

NOTE 5: NET LOSS PER SHARE
Net loss per share is calculated under SFAS No. 128, “Earnings Per Share.” Basic net loss per share on a historical basis is computed by dividing the net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding for the period, excluding the weighted average common shares subject to repurchase. Diluted net loss per share is equal to basic net loss per share for all periods presented since potential common shares from conversion of the convertible preferred stock, stock options, warrants and exchangeable shares held in escrow are anti-dilutive. Shares subject to repurchase resulting from early exercises of options that have not vested are excluded from the calculation of basic net loss per share.
During the three and six months ended June 30, 2005 and 2004, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted loss per share in such periods, as their effect would have been anti-dilutive due to the net loss reported in such periods. The total number of shares excluded from diluted net loss per share was 9,708,484 and 9,887,855, respectively for the three and six months ended June 30, 2005. The total number of shares excluded from diluted net loss per share was 10,184,377 and 9,941,505, respectively for the three and six months ended June 30, 2004.
The following table presents the calculation of basic and diluted net loss per share (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net loss	$(6,667)	$(1,596)	$(11,218)	$(4,203)

Basic and diluted shares:
Weighted average shares used to compute basic and diluted shares:	36,435	35,386	36,278	35,226

Basic and diluted net loss per share	$(0.18)	$(0.05)	$(0.31)	$(0.12)

NOTE 6: INVESTMENTS
The Company classifies investment securities based on management’s intention on the date of purchase and reevaluates such designation as of each balance sheet date. Securities are classified as available-for-sale and carried at fair value, which is determined based on quoted market prices, with net unrealized gains and losses included in “Accumulated other comprehensive income” in the accompanying condensed consolidated balance sheets.
The Company’s investments are comprised of U.S. Treasury notes, U.S. Government agency bonds, corporate bonds and commercial paper. Investments with remaining maturities of less than one year are considered to be short-term. All investments are held in the Company’s name at major financial institutions. The Company’s investment policy allows maturities of investments not in excess of 14 months. As of June 30, 2005, the Company had no investment subject to other-than-temporary impairment.
NOTE 7: INTANGIBLE ASSETS
Information regarding the Company’s intangible assets follows (in thousands):

	As of June 30, 2005
	Gross	Accumulated		Remaining
	Amount	Amortization	Net	Life

Patents purchased	$375	$(213)	$162	27 months
Purchased technology	2,618	(2,406)	212	8 months

Total	$2,993	$(2,619)	$374

	As of December 31, 2004
	Gross	Accumulated		Remaining
	Amount	Amortization	Net	Life

Patents purchased	$375	$(175)	$200	33 months
Purchased technology	2,618	(2,238)	380	14 months

Total	$2,993	$(2,413)	$580

As of June 30, 2005, total estimated amortization of the Patents purchased and the Purchased technology, for the next three years, is as follows (in thousands):

Amortization
Year Ending December 31,	Expense
2005 (remaining six months)	$207
2006	117
2007	50

Total	$374

NOTE 8: COMPREHENSIVE LOSS
The Company reports comprehensive loss by major components and in a single total, the change in its net assets from non-owner sources, which for the Company, is foreign currency translation adjustments and changes in unrealized gains and losses on investments.
The following table presents the components of comprehensive loss for the three and six months ended June 30, 2005 and 2004 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net loss	$(6,667)	$(1,596)	$(11,218)	$(4,203)
Unrealized gain (loss) on investments	53	(96)	35	(82)
Foreign currency translation loss	(78)	(146)	(195)	(149)

Comprehensive loss	$(6,692)	$(1,838)	$(11,378)	$(4,434)

NOTE 9: GUARANTEES, WARRANTIES AND INDEMNITIES
     Guarantees
As of June 30, 2005, the Company’s financial guarantees consist of standby letters of credit outstanding which are secured by certificates of deposit, representing the restricted cash requirements collateralizing the Company’s lease obligations. The following table presents the maximum amount of potential future payment under certain facilities lease arrangements and statutory requirements presented as restricted cash on the Company’s condensed consolidated balance sheet at June 30, 2005 (in thousands):

Description	Location	Amount
Pacific Shores	California	$10,907
Montreal lease	Montreal, Canada	201
Italian VAT filing	Italy	279
Brazil building lease	Brazil	11

Total		$11,398

     Warranty
The Company does not maintain a general warranty reserve for estimated costs of product warranties at the time revenue is recognized due to the effectiveness of its extensive product quality program and processes.

     Indemnifications to Customers
The Company defends and indemnifies its customers for damages and reasonable costs incurred in any suit or claim brought against them alleging that the Company’s products sold to its customers infringe any U.S. patent, copyright, trade secret or similar right. If a product becomes the subject of an infringement claim, the Company may, at its option: (i) replace the product with another non-infringing product that provides substantially similar performance; (ii) modify the infringing product so that it no longer infringes but remains functionally equivalent; (iii) obtain the right for the customer to continue using the product at the Company’s expense and for the third-party reseller to continue selling the product; (iv) take back the infringing product and refund to customer the purchase price paid less depreciation amortized on a straight line basis. The Company has not been required to make material payments pursuant to these provisions historically. The Company has not identified any losses that are probable under these provisions and, accordingly, the Company has not recorded a liability related to these indemnification provisions.
     Indemnifications to Officers and Directors
The Company’s corporate by-laws require that the Company indemnify its officers and directors, as well as those who act as directors and officers of other entities at its request, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising out of their services to the Company. In addition, the Company has entered into separate indemnification agreements with each director, each board-appointed officer of the Company and certain other key employees of the Company that provides for indemnification of these directors, officers and employees under similar circumstances. The indemnification obligations are more fully described in the by-laws and the indemnification agreements. The Company purchases insurance to cover claims, or a portion of claims, made against its directors and officers. Since a maximum obligation of the Company is not explicitly stated in the Company’s by-laws or in its indemnification agreements and will depend on the facts and circumstances that arise out of any future claims, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not made payments related to these obligations, and the estimated fair value for these obligations is zero on the condensed consolidated balance sheet as of June 30, 2005.
     Other Indemnifications
As is customary in the Company’s industry and as provided for in local law in the U.S. and other jurisdictions, many of its standard contracts provide remedies to others with whom the Company enters into contracts, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of its products. From time to time, the Company indemnifies its suppliers, contractors, lessors, lessees and others with whom the Company enters into contracts, against combinations of loss, expense, or liability arising from various trigger events related to the sale and the use of its products and services, the use of their goods and services, the use of facilities, the state of the assets and businesses that the Company sells and other matters covered by such contracts, usually up to a specified maximum amount. In addition, from time to time the Company also provides protection to these parties against claims related to undiscovered liabilities, additional product liability or environmental obligations. In the Company’s experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability is not material. At June 30, 2005, there were no outstanding claims for such indemnifications.
NOTE 10: RESTRUCTURING
In 2001, the Company decided not to occupy its Pacific Shores facility. This decision resulted in a lease loss comprised of sublease loss, broker commissions and other facility costs. To determine the sublease loss, the loss after the Company’s cost recovery efforts to sublease the building, certain assumptions were made relating to the (1) time period over which the building would remain vacant, (2) sublease terms and (3) sublease rates. The Company established the reserves at the low end of the range of estimable cost against outstanding commitments, net of estimated future sublease income. These estimates were derived using the guidance provided in SAB No. 100, “Restructuring and Impairment Charges,” and EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” The lease loss may be adjusted in the future upon triggering events (change in estimate of time to sublease, actual sublease rates, or other factors as these changes become known).
The restructuring reserve balance as of December 31, 2004 was $62.9 million. During the first quarter of 2005, the Company incurred $79,000 as consulting expense in order to get property tax refunds of $130,000, resulting in restructuring credit of $51,000. During the second quarter of 2005 the Company received property tax and common area maintenance refunds of approximately $47,000 that were prepaid during 2004, which resulted in a $47,000 restructuring credit.
In September 2004, with the approval of its Board of Directors, the Company commenced streamlining operations in the Engineering and Product Management departments in the California location in order to reallocate resources to its sales operations and outbound marketing efforts. This resulted in the displacement of 16 employees and the Company recorded a severance charge of $574,000 as restructuring expense on the condensed consolidated statement of operations. As of June 30, 2005 all 16 employees had been displaced. For the six months ended June 30, 2005, severance in the amount of $41,900 was paid. The Company anticipates cash payments for outplacement services and other related expenses of $39,000 to be paid by the end of 2005.

The restructuring expenses and reserve balance are as follows (in thousands):

		Severance	Asset
	Lease	and	Write	Total
	Loss	Related	Down	Restructuring
2001 Plan
Balance at December 31, 2004	$62,827	$—	$—	$62,827

Total charges for the quarter ended March 31, 2005	(51)	—	—	(51)
Amount utilized in the quarter ended March 31, 2005	(2,390)	—	—	(2,390)
Adjustment related to property tax refund	130	—	—	130

Balance at March 31, 2005	$60,516	—	—	$60,516
Total charges refunded in the quarter ended June 30, 2005	(47)	—	—	(47)
Amount utilized in the quarter ended June 30, 2005	(2,412)	—	—	(2,412)

Balance at June 30, 2005	$58,057	$—	$—	$58,057

2001 Plan reserve balance at June 30, 2005 :
Current restructuring reserve	$10,283	$—	$—	$10,283

Long-term restructuring reserve	$47,774	$—	$	$47,774

Q3 2004 Plan
Balance at December 31, 2004	$—	$81	$—	$81
Amount utilized in the quarter ended March 31, 2005	—	(42)	—	(42)

Balance at March 31, 2005	$—	$39	$—	$39
Amount utilized in the quarter ended June 30, 2005	—	—	—	—

Balance at June 30, 2005	$—	$39	$—	$39

Summary balance at June 30, 2005 (two plans together):
Current restructuring reserve	$10,283	$39	$—	$10,322

Long-term restructuring reserve	$47,774	$—	$—	$47,774

NOTE 11: COMMITMENTS AND CONTINGENCIES
     Operating leases
In May 2000, the Company entered into a lease for its Pacific Shore facility. The lease has an eleven-year term, which began in August 2001. A $10.9 million certificate of deposit secures a letter of credit required by the landlord for a rent deposit. In conjunction with the April 2001 restructuring plans, the Company decided not to occupy this leased facility. The future minimum lease payments table referenced below does not include estimated sublease income, as there are no sublease commitments as of June 30, 2005.
In June 2004, the Company signed lease agreements for three office buildings in the Menlo Park location, under which the Company leases an aggregate of approximately 49,000 square feet. Each of the leases has a five-year term, expiring in August 2009 without renewal options. The initial aggregate monthly cash payment for these three leases totals approximately $42,000.
The Company leases its facilities under non-cancelable operating leases with various expiration dates through July 2012. Rent expense is recognized on a straight-line basis over the lease term for leases that have scheduled rental payment increases. Rent expense for the three and six months ended June 30, 2005 was approximately $298,000 and $501,000, respectively. Rent expense for the three and six months ended June 30, 2004 was approximately $521,000 and $1,053,000, respectively.
As of June 30, 2005, future minimum lease payments under these agreements, including the Company’s unoccupied leased facility and lease loss portion of the restructuring reserve, are as follows (in thousands):

Year Ending December 31,
2005 (remaining six months)	$4,673
2006	9,286
2007	9,495
2008	9,535
2009	9,648
Thereafter	25,500

Total future minimum lease payments	$68,137

     Employment Agreements
In March, 2005, the Company entered into a Change of Control and Retention Agreement (the “Retention Agreement”) with each of its officers, other than its Chief Executive Officer, who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”) and two other officers. On December 2, 2004, the Board of Directors (the “Board”) of the Company authorized its Chief Executive Officer to cause the Company to enter into such agreements, with certain specified terms, and such other terms as he may determine are appropriate, with such officers and other officers of the Company he may select. Under the terms of the Retention Agreement, in the event of a “Change of Control” of the Company, each officer that is a party to the agreement will be entitled, if terminated without cause or constructively terminated with good reason within 18 months after the Change of Control, (a) to receive a cash severance payment equal to her or his annual salary and annual bonus (50% of such amounts, in the case of the other officers), and (b) to have accelerated the vesting of 50% of his or her unvested options to purchase common stock of the Company, in the case of the Section 16 Officers, and 50% of such amount, in the case of the other officers.
     Other Contingencies
In August 2001, the first of a number of complaints was filed, in the United States District Court for the Southern District of New York, on behalf of a purported class of persons who purchased the Company’s stock between April 12, 2000, and December 6, 2000. Those complaints have been consolidated into one action. The complaint generally alleges that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in the Company’s initial public offering of securities. The complaint makes claims for violation of several provisions of the federal securities laws against those underwriters, and also against the Company and some of the Company’s directors and officers. Similar lawsuits, concerning more than 250 other companies’ initial public offerings, were filed in 2001. In February 2003, the Court denied a motion to dismiss with respect to the claims against the Company. In the third quarter of 2003, a proposed settlement in principle was reached among the plaintiffs, issuer defendants (including the Company) and the issuers’ insurance carriers. The settlement calls for the dismissal and release of claims against the issuer defendants, including the Company, in exchange for a contingent payment to be paid, if necessary, by the issuer defendants’ insurance carriers and an assignment of certain claims. The timing of the conclusion of the settlement remains unclear, and the settlement is subject to a number of conditions, including approval of the Court. The settlement is not expected to have any material impact upon the Company, as payments, if any, are expected to be made by insurance carriers, rather than by the Company. In July 2004, the underwriters filed a motion opposing approval by the court of the settlement among the plaintiffs, issuers and insurers. In March 2005, the court granted preliminary approval of the settlement, subject to the parties agreeing to modify the term of the settlement which limits each underwriter from seeking contribution against its issuer for damages it may be forced to pay in the action. In the event a settlement is not concluded, the Company intends to defend the litigation vigorously. The Company believes it has meritorious defenses to the claims against the Company.
On May 18, 2005, the Company received a copy of a complaint naming Nuance and the members of its board of directors as defendants in a lawsuit filed, on May 13, 2005, in the Superior Court of the State of California, County of San Mateo, by Mr. Frank Capovilla, on behalf of himself and, purportedly, the holders of the Company’s common stock. The complaint alleges, among other things, that the Company’s board of directors breached their fiduciary duties to the Company’s stockholders respecting the Merger Agreement that was entered into with ScanSoft. The complaint seeks to declare that the Merger Agreement is unenforceable. The complaint also seeks an award of attorney’s and expert’s fees. The Company believes the allegations of this lawsuit are without merit and expects that the Company and its directors will vigorously contest the action.
In addition, the Company is subject, from time to time, to various other legal proceedings, claims and litigation that arise in the normal course of business. While the outcome of any of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

NOTE 12: SEGMENT REPORTING
The Company’s operating segments are defined as components of the Company, about which separate financial information is available, that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Chief Executive Officer of the Company.
Revenues are generated from three primary sources: (1) software licenses; (2) services, which include consulting services and education services; and (3) maintenance, which include software license updates and customer technical support. Revenues for the segments are identical to those presented on the accompanying condensed consolidated statements of operations. The Company does not track expenses or derive profit or loss based on these segments.
Sales of licenses, as well as services and maintenance, through June 30, 2005, occurred through third-party resellers and through direct sales representatives located in the Company’s headquarters in Menlo Park, California, and in other locations. These sales were supported through the Menlo Park location. The Company does not separately report costs by region internally.
Revenues are based on the country in which the end-user is located. The following is a summary of license, service and maintenance revenue by geographic region (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
License revenue:
United States	$2,881	$4,972	$5,582	$9,194
Canada	813	1,174	1,507	1,951
Europe	639	834	926	1,095
Asia Pacific	197	184	593	374
Latin America	11	5	96	58

Total license revenue	$4,541	$7,169	$8,704	$12,672

Service revenue:
United States	$1,503	$1,564	$3,230	$2,700
Canada	372	319	832	623
Europe	4	115	85	307
Asia Pacific	726	1,391	2,092	3,265
Latin America	—	23	—	79

Total service revenue	$2,605	$3,412	$6,239	$6,974

Maintenance revenue:
United States	$2,608	$2,397	$5,135	$4,671
Canada	612	530	1,208	1,031
Europe	398	385	788	750
Asia Pacific	345	345	687	686
Latin America	148	155	297	311

Total service revenue	$4,111	$3,812	$8,115	$7,449

Total revenue:
United States	$6,992	$8,933	$13,947	$16,565
Canada	1,797	2,023	3,547	3,605
Europe	1,041	1,334	1,799	2,152
Asia Pacific	1,268	1,920	3,372	4,325
Latin America	159	183	393	448

Total revenue	$11,257	$14,393	$23,058	$27,095

NOTE 13: RELATED PARTIES
Certain members of the Company’s Board of Directors also serve as directors for companies to which the Company sells products in the ordinary course of its business. The Company believes that the terms of its transactions with those companies are no less favorable to the Company than the terms that would have been obtained absent those relationships.
Specifically, (1) one member of the Company’s Board of Directors is on the Board of Directors of Wells Fargo, which is a customer of the Company, (2) one reseller, EPOS, is a wholly owned subsidiary of Tier Technologies, for which the Company’s

President and CEO, Charles W. Berger, serves as a director, (3) one member of the Company’s Board of Directors is also on the Board of Directors of BeVocal, a customer of the Company, and (4) in 2004 one member of the Company’s Board of Directors was also on the Board of Directors of MCI, a customer of the Company.
The following table summarizes the revenue generated from these customers for the three and six months ended June 30, 2005 and 2004, (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Wells Fargo	$146	$51	$330	$164
MCI	—	223	—	381
BeVocal	23	—	23	—
EPOS	42	—	160	—

Total	$211	$274	$513	$545

The following table summarizes the amounts owed to the Company by these customers as of June 30, 2005 and December 31, 2004 (in thousands):

	As of
	June 30,	December 31,
	2005	2004
Wells Fargo	$15	$43
MCI	—	303
BeVocal	29	—
EPOS	9	94

Total	$53	$440

NOTE 14: MERGER OF THE COMPANY WITH SCANSOFT, INC.
On May 9, 2005, the Company and ScanSoft, Inc. announced that the two companies had entered into a definitive agreement to merge. Under the terms of the Merger Agreement, which has been unanimously approved by both boards of directors, at the completion of the Merger each outstanding share of Nuance common stock will be converted into a combination of $2.20 in cash and 0.77 of a share of ScanSoft common stock. In addition, at the closing of the Merger, ScanSoft will assume all of the Company’s outstanding stock options with an exercise price below $10.01 per share. All of the Company’s other outstanding stock options will be cancelled. Completion of the Merger is subject to customary closing conditions, including receipt of required approvals from the stockholders of the Company and ScanSoft and receipt of required regulatory approvals. The Merger, which is expected to close in the third calendar quarter of 2005, may not be completed if any of the conditions are not satisfied.
Under terms specified in the Merger Agreement, the Company or ScanSoft may terminate the Merger, in which case, the terminating party may be required to pay a termination fee equal to 3% of the aggregate value of the transaction to the other party in certain circumstances. During the second quarter of 2005 the Company recorded approximately $2.6 million in Merger related expenses. The following table presents the major components of merger expenses (in thousands):

Description	Amount
Retention bonuses	$710
Legal	682
Accounting and consulting fees	280
Investment banker fees	930

Total merger expenses	$2,602